                                                                    Exhibit 10.6
================================================================================

                    $2,500,000,000 REVOLVING CREDIT FACILITY

                                      among

                        RESIDENTIAL CAPITAL CORPORATION,

                               The Several Lenders
                        from Time to Time Parties Hereto

                                       and

                     GENERAL MOTORS ACCEPTANCE CORPORATION,
                                    as Agent

                            Dated as of June 24, 2005

================================================================================

                                TABLE OF CONTENTS

                                                                                                                 PAGE
SECTION 1.          DEFINITIONS.............................................................................       1

     1.1.      Defined Terms................................................................................       1

     1.2.      Other Definitional Provisions................................................................       7

SECTION 2.          AMOUNT AND TERMS OF THE FACILITY........................................................       7

     2.1.      Revolving Credit Commitments.................................................................       7

     2.2.      Procedure for Revolving Credit Borrowing.....................................................       7

     2.3.      Termination or Reduction of Commitments......................................................       8

     2.4.      Prepayments..................................................................................       8

     2.5.      Minimum Amounts of Borrowings................................................................       8

     2.6.      Repayment of Loans; Evidence of Debt.........................................................       8

     2.7.      Interest Rates and Payment Dates.............................................................       9

     2.8.      Facility Fee.................................................................................      10

     2.9.      Computation of Interest and Fees.............................................................      10

     2.10.     Pro Rata Treatment and Payments..............................................................      10

     2.11.     Increased Costs..............................................................................      11

     2.12.     Taxes........................................................................................      12

     2.13.     Notice of Amounts Payable; Relocation of Lending Office; Mandatory Assignment................      14

SECTION 3.          REPRESENTATIONS AND WARRANTIES..........................................................      15

     3.1.      Financial Condition..........................................................................      15

     3.2.      Corporate Existence..........................................................................      15

     3.3.      Corporate Power; Authorization; Enforceable Obligations......................................      15

     3.4.      No Legal Bar.................................................................................      15

     3.5.      No Material Litigation.......................................................................      16

     3.6.      Federal Regulations..........................................................................      16

     3.7.      Investment Company Act.......................................................................      16

     3.8.      ERISA........................................................................................      16

     3.9.      No Material Misstatements....................................................................      16

     3.10.     Purpose of Loans.............................................................................      16

     3.11.     Pari Passu Obligations.......................................................................      16

                                TABLE OF CONTENTS
                                   (continued)

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                                                                                                                 PAGE
SECTION 4.          CONDITIONS PRECEDENT....................................................................      16

     4.1.      Conditions to Initial Loans..................................................................      16

     4.2.      Conditions to Each Loan......................................................................      17

SECTION 5.          AFFIRMATIVE COVENANTS...................................................................      17

     5.1.      Financial Statements.........................................................................      17

     5.2.      Certificates; Other Information..............................................................      18

     5.3.      Notices......................................................................................      18

     5.4.      Conduct of Business and Maintenance of Existence.............................................      18

     5.5.      Guaranty by Material Subsidiaries............................................................      19

SECTION 6.          NEGATIVE COVENANTS......................................................................      19

     6.1.      Consolidated Tangible Net Worth..............................................................      19

     6.2.      Merger, Consolidation, etc...................................................................      19

     6.3.      Limitation on Liens..........................................................................      19

SECTION 7.          EVENTS OF DEFAULT.......................................................................      20

SECTION 8.          THE AGENT...............................................................................      22

     8.1.      Appointment..................................................................................      22

     8.2.      Delegation of Duties.........................................................................      22

     8.3.      Exculpatory Provisions.......................................................................      22

     8.4.      Reliance by Agent............................................................................      22

     8.5.      Notice of Default............................................................................      23

     8.6.      Non-Reliance on Agent and Other Lenders......................................................      23

     8.7.      Indemnification..............................................................................      23

     8.8.      Agent in Its Individual Capacity.............................................................      24

     8.9.      Successor Agent..............................................................................      24

     8.10.     Guaranty Matters.............................................................................      24

SECTION 9.          MISCELLANEOUS...........................................................................      24

     9.1.      Amendments and Waivers.......................................................................      24

     9.2.      Notices......................................................................................      25

     9.3.      No Waiver; Cumulative Remedies...............................................................      26

     9.4.      Survival of Representations and Warranties...................................................      26

                                TABLE OF CONTENTS
                                   (continued)

                                                                                                                 PAGE
9.5.      Payment of Expenses and Taxes................................................................           26

9.6.      Successors and Assigns; Participations and Assignments.......................................           27

9.7.      Adjustments..................................................................................           30

9.8.      Counterparts.................................................................................           30

9.9.      Severability.................................................................................           31

9.10.     GOVERNING LAW................................................................................           31

9.11.     USA PATRIOT Act..............................................................................           31

9.12.     Release of Guarantors........................................................................           31

SCHEDULES

I    Commitments

II   Addresses for Notices

EXHIBITS

A          Assignment and Assumption

B          Note

C          US Tax Compliance Certificate

D          Form of Guaranty

      $2,500,000,000 REVOLVING CREDIT FACILITY, dated as of June 24, 2005, among:

      (a)   RESIDENTIAL CAPITAL CORPORATION (the "Company");

      (b) GENERAL MOTORS ACCEPTANCE CORPORATION and certain of its affiliates that are or may from time to time become parties to this Agreement (the "Lenders"); and

      (c) GENERAL MOTORS ACCEPTANCE CORPORATION, as administrative agent for the Lenders hereunder (in such capacity, the "Agent").

      The parties hereto hereby agree as follows:

                             SECTION 1. DEFINITIONS

      1.1. Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

            "Affiliate": as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, "control" of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

            "Agent": as defined in the preamble hereto.

            "Agreement": this $2,500,000,000 Revolving Credit Facility, as amended, supplemented or otherwise modified from time to time.

            "Applicable Facility Fee Rate": as defined in subsection 2.7(c).

            "Applicable Margin": as defined in subsection 2.7(c).

            "Applicable Utilization Fee": as defined in subsection 2.7(a).

            "Approved Fund": as defined in subsection 9.6(b).

            "Assignee": as defined in subsection 9.6(b).

            "Available Commitment": as to any Lender at any time, the excess, if any, of such Lender's Commitment over the aggregate outstanding principal amount at such time of all Revolving Credit Loans made by such Lender.

            "Bankruptcy Remote Special Purpose Entity": a Person that satisfies each of the following criteria: (i) such Person is an entity that is consolidated for accounting purposes with the Company and designed to make remote the possibility that it would enter into bankruptcy or other receivership; and (ii) all or substantially all of such

      Person's assets consist of Receivables or securities backed by Receivables plus any rights or other assets (including cash reserves) designed to assure the servicing or timely distribution of proceeds to the holders of its obligations.

            "Benefitted Lender": as defined in Section 9.7.

            "Board of Directors": as to the Company, its Board of Directors or any committee thereof.

            "Business Day": a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York, Detroit, Michigan, Minneapolis, Minnesota or Horsham, Pennsylvania are authorized or required by law to close.

            "CLO": as defined in subsection 9.6(b).

            "Closing Date": the date on which each of the conditions precedent set forth in Section 4.1 shall have been satisfied.

            "Code": the Internal Revenue Code of 1986, as amended from time to time.

            "Commitment": as to any Lender, the obligation of such Lender to make Revolving Credit Loans to the Company hereunder in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender's name on Schedule I, as such amount may be reduced from time to time in accordance with the provisions of this Agreement.

            "Commitment Percentage": as to any Lender at any time, the percentage that such Lender's Commitment then constitutes of the aggregate Commitments or, at any time after the Commitments shall have expired or terminated, the percentage that the aggregate principal amount of such Lender's Loans then outstanding constitutes of the aggregate principal amount of the Loans then outstanding.

            "Commitment Period": the period from and including the date hereof to but not including the Termination Date or such earlier date on which the Commitments shall terminate as provided herein.

            "Company": as defined in the preamble hereto.

            "Consolidated Net Income": for any period, for the Company and its Subsidiaries on a consolidated basis, the net income of the Company and its Subsidiaries (excluding extraordinary gains but including extraordinary losses) for that period.

            "Consolidated Tangible Net Worth": as of any date of determination, for the Company and its Subsidiaries on a consolidated basis, (i) shareholders' equity of the Company and its Subsidiaries on that date minus (ii) intangible assets (which "intangible assets" shall be determined in accordance with GAAP and shall not include mortgage servicing rights or retained interest in securitized receivables).

            "Contractual Obligation": as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

            "Default": any of the events specified in Section 7, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

            "Designated Lenders": as defined in subsection 9.8(c).

            "Dollars" and "$": dollars in lawful currency of the United States of America.

            "ERISA": the Employee Retirement Income Security Act of 1974, as amended from time to time.

            "Eurodollar Rate": for each day from and including the first day of each calendar month through and including the last day of such calendar month, a rate per annum equal to the LIBOR Rate determined on the date that is two Business Days prior the first day of such calendar month. For any date of determination, the LIBOR Rate shall be the rate per annum equal to the rate determined by the Agent to be the offered rate that appears on the page of the Bloomberg Financial Markets Services screen (or any successor thereto) that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars for an interest period of one month, determined as of approximately 11:00 A.M. (London time) on such date of determination. If the rate referred to in the preceding sentence is not available on any date of determination, the LIBOR Rate shall be the rate per annum determined by the Agent to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars for an interest period of one month, determined as of approximately 11:00 A.M. (London time) on such date of determination. If the rates referred to in the two preceding sentences are not available on any date of determination, the LIBOR Rate shall be the rate per annum determined by the Agent as the rate of interest at which deposits in Dollars for a period of one month in the approximate amount of the Loan being made or continued would be offered by the Agent to major banks in the London interbank eurodollar market at approximately 4:00 P.M. (London time) on such date of determination.

            "Event of Default": any of the events specified in Section 7; provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

            "Existing Intercompany Credit Facilities": the $20 billion line of credit in existence on the date hereof from GMAC to various debtor subsidiaries.

            "Federal Funds Effective Rate" shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day of such rates on such transactions received by the Agent from three federal funds brokers of recognized standing selected by it.

            "Financial Officer": with respect to any Person, the chief financial officer, principal accounting officer, a financial vice president, treasurer or assistant treasurer of such Person.

            "Fitch": Fitch Investor Services and its successors.

            "Foreign Subsidiary": each Subsidiary of the Company organized under the laws of any jurisdiction other than the United States or any state thereof.

            "GAAP": generally accepted accounting principles in the United States of America as in effect from time to time and as applied by the Company in the preparation of its public financial statements, except that with respect to the covenant contained in Section 6.1, "GAAP" shall mean generally accepted accounting principles in the United States of America in effect on the date hereof and as applied on the date hereof by the Company in the preparation of its public financial statements.

            "GMAC": General Motors Acceptance Corporation, a Delaware corporation.

            "Governmental Authority": any national or supranational government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of government.

            "Guarantor": any Material Subsidiary that is a party to the Guaranty.

            "Guaranty": a guaranty, substantially in the form of Exhibit D hereto, executed by each Material Subsidiary to guarantee the obligations of the Company under this Agreement and the Notes.

            "Indebtedness": of any Person at any date, the amount outstanding on such date under notes, bonds, debentures or other similar evidences of indebtedness for money borrowed (including, without limitation, indebtedness for borrowed money evidenced by a loan account).

            "Intercompany Securities": any capital stock of any Material Subsidiary (without giving effect to the exclusion of any Subsidiary from the definition of "Material Subsidiary" pursuant to the first proviso to such definition) or Indebtedness of any Material Subsidiary (without giving effect to the exclusion of any Subsidiary from the definition of "Material Subsidiary" pursuant to the first proviso to such definition) owed to the Corporation or another Subsidiary.

            "Interest Payment Date": the fifteenth day of each calendar month; provided that in addition to the foregoing, each of (x) the date upon which both the Commitments have been terminated and the Loans have been paid in full shall constitute an "Interest Payment Date" and (y) the Termination Date shall be deemed to be an "Interest Payment Date" with respect to any interest that is then accrued hereunder.

            "Lenders": as defined in the preamble hereto.

            "Lien": any mortgage, pledge, lien, security interest, conditional sale or other title retention agreement or other similar encumbrance.

            "Loan": a Revolving Credit Loan.

            "Loan Documents": this Agreement, the Notes and the Guaranty.

            "Loan Party": the Company and each Subsidiary party to any Loan Document.

            "Majority Lenders": at any time, Lenders whose Commitment Percentages represent at least 51% of the aggregate Commitments or, if the Commitments are terminated or for purposes of acceleration pursuant to
      Section 7, Lenders holding Loans representing at least 51% of the aggregate principal amount of all Loans outstanding.

            "Material Adverse Effect": a material adverse effect on (a) the financial condition of the Company and its Subsidiaries taken as a whole,
      (b) the validity or enforceability of this Agreement or any other Loan Document or (c) the rights or remedies of the Agent and the Lenders under this Agreement or any other Loan Document.

            "Material Subsidiary": a Subsidiary which meets either of the following conditions: (i) the Company's and its other Subsidiaries' proportionate share of the total assets (after intercompany eliminations) of such Subsidiary exceeds 10 percent of the total assets of the Company and its Subsidiaries on a consolidated basis as of the end of the most recently completed fiscal year; or (ii) such Subsidiary's income from continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principle exceeds 10 percent of such income of the Company and its Subsidiaries on a consolidated basis for the most recently completed fiscal year; provided that the term "Material Subsidiary" shall not include (x) GMAC Bank, (y) a Foreign Subsidiary and (z) each other Subsidiary that is effectively restricted from guaranteeing the obligations hereunder and under the Notes because of restrictions imposed by law or regulation or contained in its charter; provided, further, that no Subsidiary described in clause (x), (y) or (z) above shall be excluded from being a Material Subsidiary if it guarantees any unsecured Indebtedness of the Company or any other Material Subsidiary.

            "Moody's": Moody's Investors Service, Inc. and its successors.

            "Non-Excluded Taxes": as defined in subsection 2.12(a).

            "Non-Executing Banks": as defined in subsection 9.8(b).

            "Non-US Lender": as defined in subsection 2.12(b).

            "Note": as defined in subsection 9.6(d).

            "Participant": as defined in subsection 9.6(c).

            "Person": an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

            "Receivable": any right of payment from or on behalf of any obligor (including mortgagor), whether constituting an account, chattel paper, instrument, general intangible or otherwise, acquired or arising from the financing or leasing by the Company or any of its Subsidiaries of property or services, and monies due thereunder, security interests in the property and services financed or leased thereby and any and all other related rights.

            "Register": as defined in subsection 9.6(b).

            "Requirement of Law": as to any Person, any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

            "Revolving Credit Loans": as defined in subsection 2.1.

            "S&P": Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

            "Subsidiary": as to any Person, any corporation or other entity of which at least a majority of the outstanding stock having by the terms thereof ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether or not at the time stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person, or by one or more Subsidiaries, or by such Person and one or more Subsidiaries. Unless otherwise qualified, all references to a "Subsidiary" or to "Subsidiaries" in this Agreement shall refer to a Subsidiary or Subsidiaries of the Company; provided, however, that the term "Subsidiary" shall not include any Bankruptcy Remote Special Purpose Entity established by the Company or any Subsidiary.

            "Termination Date": the second anniversary of the Closing Date.

            "Transferee": as defined in subsection 9.6(f).

            "US Tax Compliance Certificate": as defined in subsection 2.12(b) substantially in the form of Exhibit C.

            "Utilization": as of any date, the percentage equivalent of a fraction (i) the numerator of which is the principal amount of Revolving Credit Loans outstanding under this Agreement (after giving effect to any borrowing or payment on such date) and (ii) the denominator of which is the amount of the aggregate Commitments of all Lenders under this Agreement, after giving effect to any reduction of the Commitments on such date.

      1.2. Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto.

      (b) As used herein, and any certificate or other document made or delivered pursuant hereto, accounting terms relating to the Company and its Subsidiaries not defined in Section 1.1 and accounting terms partly defined in
Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP.

      (c) The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, subsection, Schedule and Exhibit references are to this Agreement unless otherwise specified.

      (d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

                  SECTION 2. AMOUNT AND TERMS OF THE FACILITY

      2.1. Revolving Credit Commitments. Subject to the terms and conditions hereof, each Lender severally agrees to make revolving credit loans ("Revolving Credit Loans") to the Company from time to time during the Commitment Period in an aggregate principal amount at any one time outstanding not to exceed the amount of such Lender's Commitment. During the Commitment Period, the Company may use the Commitments by borrowing, prepaying the Revolving Credit Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. Notwithstanding anything to the contrary contained in this Agreement, in no event (after giving effect to the use of proceeds of any borrowing) shall (i) any Lender's Commitment Percentage of the outstanding Revolving Credit Loans exceed such Lender's Available Commitment at the time of such borrowing or (ii) the aggregate amount of Revolving Credit Loans at any one time outstanding exceed the aggregate Commitments then in effect of all Lenders.

      2.2. Procedure for Revolving Credit Borrowing. The Company may borrow Revolving Credit Loans under the Commitments during the Commitment Period on any Business Day; provided that the Company shall give the Agent irrevocable notice of such borrowing (which notice must be received by the Agent prior to 11:00 A.M., New York City time one Business Day prior to the requested borrowing date). Each such notice shall be effective upon receipt by the Agent, and shall specify the date and amount of borrowing. Upon receipt of any such notice from the Company, the Agent shall promptly notify each Lender thereof. Each Lender will make the amount of its pro rata share of each borrowing available to the Agent for the account of the Company at the office of the Agent specified in
Section 9.2 prior to 11:00 A.M., New York City time, on the borrowing date requested by the Company in funds immediately available to the Agent. Such borrowing will then immediately be made available to the Company by the Agent crediting the account of the Company on the books of such office with the aggregate of the amounts made available to the Agent by the Lenders and in like funds as received by the Agent.

      2.3. Termination or Reduction of Commitments. The Company shall have the right, upon not less than five Business Days' notice to the Agent, to terminate the Commitments when no Loans are then outstanding or, from time to time, to reduce the unutilized portion of the Commitments. Any such reduction shall be in an amount equal to $10,000,000 or a multiple of $10,000,000 in excess thereof and shall reduce permanently the Commitments then in effect.

      2.4. Prepayments. The Company may, at any time and from time to time, prepay the Revolving Credit Loans, in whole or in part, without premium or penalty; provided that the Company shall give the Agent notice thereof not later than 11:00 A.M., New York City time, at least one Business Day prior to the day of such prepayment (which shall be a Business Day), specifying the date and amount of prepayment. Upon receipt of any such notice the Agent shall promptly notify each Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein and accrued interest to such date on the amount prepaid. Partial prepayments shall be in an aggregate principal amount of $5,000,000 or a multiple of $1,000,000 in excess thereof.

      2.5. Minimum Amounts of Borrowings. All borrowings of Revolving Credit Loans hereunder shall be in such amounts so that, after giving effect thereto, the aggregate principal amount of the Revolving Credit Loans comprising each borrowing shall be equal to $5,000,000 or a multiple of $1,000,000 in excess thereof.

      2.6. Repayment of Loans; Evidence of Debt. (a) The Company hereby unconditionally promises to pay to each Lender on the Termination Date (or such earlier date as the Loans become due and payable pursuant to Section 7), the unpaid principal amount of each Revolving Credit Loan made by such Lender. The Company hereby further agrees to pay interest in immediately available funds at the office of the Agent on the unpaid principal amount of such Loans from time to time from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in Section 2.7.

      (b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Company to the appropriate lending office of such Lender resulting from each Loan made by such lending office of such Lender from time to time, including the amounts of principal and interest payable and paid to such lending office of such Lender from time to time under this Agreement.

      (c) The Agent shall maintain the Register pursuant to subsection 9.6(b), and a subaccount for each Lender, in which Register and subaccounts (taken together) shall be recorded (i) the amount of each Revolving Credit Loan made hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable from the Company to each Lender hereunder and (iii) the amount of any sum received by the Agent hereunder from the Company and each Lender's share thereof.

      (d) The entries made in the Register and accounts maintained pursuant to paragraphs (b) and (c) of this Section 2.6 shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Company therein recorded absent manifest error; provided, however, that the failure of any Lender or the Agent to maintain such account, such Register or such subaccount, as applicable, or any error therein, shall not in any manner affect the obligation of the Company to repay (with applicable interest) the Loans made to the Company in accordance with the terms of this Agreement.

      (e) The Revolving Credit Loans of a Lender may be evidenced by a Note issued by the Company in accordance with subsection 9.6(d).

      2.7. Interest Rates and Payment Dates.

      (a) All Revolving Loans shall bear interest at a rate per annum equal to the applicable Eurodollar Rate plus the Applicable Margin plus the Applicable Utilization Fee. When used herein, "Applicable Utilization Fee" means (x) on any date on which the Utilization is less than 33%, zero and (y) on any date on which the Utilization is equal to or greater than 33%, a rate per annum equal to 0.125%.

      (b) Interest shall be payable in arrears on each Interest Payment Date.

      (c) When used herein, "Applicable Margin" and "Applicable Facility Fee Rate" mean, for any day, with respect to any Revolving Loan, or with respect to the facility fees payable hereunder, as the case may be, the applicable rate per annum set forth below, based upon the ratings by Fitch, Moody's and S&P, respectively, applicable on such date to senior, unsecured, long-term indebtedness for borrowed money of the Company that is not guaranteed by any other Person or subject to any other credit enhancement:

                         S&P   A- or     BBB+    BBB      BBB-   Less than
                               better                              BBB-
                     Moody's   A3 or     Baa1    Baa2     Baa3   Less than
                               better                              Baa3
                       Fitch   A- or     BBB+    BBB      BBB-   Less than
                               better                              BBB-
Applicable Facility Fee Rate   0.125%   0.15%  0.175%    0.25%     0.30%

Applicable Margin               0.25%   0.35%   0.45%   0.875%    1.325%

In the event of a split in the ratings, pricing will be based on the ratings of any two ratings agencies at the same level or on the rating of the ratings agency which is in between those of the other two ratings agencies, as applicable.

(d) If all or a portion of (i) the principal amount of any Loan, (ii) any interest payable thereon or (iii) any facility fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum that is (x) in the case of overdue principal, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this
Section 2.7 plus 1% per annum or (y) in the case of overdue interest, facility fee or other amount, the rate described in paragraph (a) of this Section 2.7 plus 1% per annum, in each case from the date of such non-payment until such amount is paid in full (as well after as before judgment). For purposes of this

Agreement, principal shall be "overdue" only if not paid in accordance with the provisions of Section 2.6.

      2.8. Facility Fee. The Company shall pay to the Agent, for the ratable account of the Lenders, a facility fee for each day during the Commitment Period at the rate per annum equal to Applicable Facility Fee Rate of the aggregate Commitments of the Lenders. On the first Business Day following the last day of each fiscal quarter of the Company and on the Termination Date (or, if earlier, on the date upon which both the Commitments are terminated and the Loans are paid in full), the Company shall pay to the Agent, for the ratable benefit of the Lenders, the portion of such facility fee that accrued during the fiscal quarter most recently ended (or, in the case of the payment due on the Termination Date, the portion thereof accrued up to such date). During the Commitment Period, such facility fee shall be based upon the aggregate Commitments of the Lenders from time to time, regardless of usage.

      2.9. Computation of Interest and Fees. Interest on all Loans shall be computed on the basis of the actual number of days elapsed over a year of 360 days. Each determination of an interest rate by the Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Company and the Lenders in the absence of manifest error. All fees shall be computed on the basis of a year composed of twelve 30-day months. The Agent shall, at any time and from time to time upon request of the Company, deliver to the Company a statement showing the quotations used by the Agent in determining any interest rate applicable to Revolving Credit Loans pursuant to this Agreement.

      2.10. Pro Rata Treatment and Payments. (a) Each borrowing of Revolving Credit Loans from the Lenders hereunder, each payment by the Company on account of any facility fee hereunder and (except as provided in subsection 2.13(c)) any reduction of the Commitments of the Lenders shall be made pro rata according to the respective Commitment Percentages of the Lenders. Each payment (including each prepayment) by the Company on account of principal of and interest on the Revolving Credit Loans shall be made pro rata according to the respective outstanding principal amounts of the Revolving Credit Loans then held by the Lenders.

      (b) All payments (including prepayments) to be made by the Company hereunder, whether on account of principal, interest, fees or otherwise, shall be made without set-off or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Agent, for the account of the relevant Lenders, at the Agent's office specified in Section 9.2, in Dollars and in immediately available funds. The Agent shall distribute such payments to the relevant Lenders promptly upon receipt in like funds as received. If any payment hereunder becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

      (c) Unless the Agent shall have been notified in writing by any Lender prior to the deadline for funding a borrowing that such Lender will not make the amount that would constitute its Commitment Percentage of such borrowing available to the Agent, the Agent may assume that such Lender is making such amount available to the Agent, and the Agent may, in reliance upon such assumption, make available to the Company a corresponding amount. If such amount is not made available to the Agent by the required time on the borrowing date therefor, such Lender shall pay to the Agent, on demand, such amount with interest thereon at a rate equal to the daily average Federal Funds Effective Rate for the period until such Lender makes such amount immediately available to the Agent. A certificate of the Agent submitted to any Lender with respect to any amounts owing under this Section 2.10 shall be conclusive in the absence of manifest error. If such Lender's Commitment Percentage of such borrowing is not made available to the Agent by such Lender within three Business Days of such borrowing date, the Agent shall be entitled to recover such amount with interest thereon at the Federal Funds Effective Rate, on demand, from the Company.

      2.11. Increased Costs. (a) If there shall be (i) any increase in the cost to any Lender of agreeing to make or making, funding or maintaining any Loan or
(ii) any reduction in any amount receivable in respect thereof, and such increased cost or reduced amount receivable is due to either:

            (x) the introduction of or any change in or in the interpretation of any law or regulation after the date hereof; or

            (y) the compliance with any guideline or request made after the date hereof from any central bank or other Governmental Authority (whether or not having the force of law),

then (subject to the provisions of Section 2.13) the Company shall from time to time, upon demand by such Lender, pay such Lender additional amounts sufficient to compensate such Lender for such increased cost or reduced amount receivable.

      (b) If any Lender shall have reasonably determined that (i) the applicability of any law, rule, regulation or guideline adopted after the date hereof pursuant to or arising out of the July 1988 paper of the Basle Committee on Banking Regulations and Supervisory Practices entitled "International Convergence of Capital Measurement and Capital Standards," (ii) the adoption after the date hereof of any other law, rule, regulation or guideline regarding capital adequacy affecting such Lender, (iii) any change arising after the date hereof in the foregoing or in the interpretation or administration of any of the foregoing by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof or (iv) compliance by such Lender (or any lending office of such Lender), or any holding company for such Lender that is subject to any of the capital requirements described above, with any request or directive of general application issued after the date hereof regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender's capital or on the capital of any such holding company as a direct consequence of such Lender's obligations hereunder to a level below that which such Lender or any such holding company could have achieved but for such adoption, change or compliance (taking into consideration such Lender's policies and the policies of such holding company with respect to capital adequacy) by an amount reasonably deemed by such Lender to be material, then (subject to the provisions of Section 2.13) from time to time such Lender may request the Company to pay to such Lender such additional amounts as will compensate such Lender or any such holding company for any such reduction suffered, net of the savings (if any) that may be reasonably projected to be associated with such increased capital requirement. Any certificate as to such amounts that is delivered pursuant to subsection 2.13(a) shall, in addition to any items required by subsection 2.13(a), include the calculation of the savings (if any) that may be reasonably projected to be associated with such increased capital requirement; provided that in no event shall any Lender be obligated to pay or refund any amounts to the Company on account of such savings.

      2.12. Taxes. (a) All payments made by the Company under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes and franchise taxes or any other tax based upon net income imposed on the Agent or any Lender as a result of a present or former connection between the Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement). If any such non-excluded taxes, levies, imposts, duties, charges, fees deductions or withholdings ("Non-Excluded Taxes") are required to be withheld from any amounts payable to the Agent or any Lender hereunder, the amounts so payable to the Agent or such Lender shall be increased to the extent necessary to yield to the Agent or such Lender (after payment of all Non-Excluded Taxes) a net amount equal to the amount it would have received had no such deduction or withholding been made. Notwithstanding the foregoing, the Company shall not be required to increase any such amount payable to any Lender that is not incorporated under the laws of the United States of America or a state thereof if such Lender fails to comply with the requirements of paragraph (b) of this Section 2.12. Whenever any Non-Excluded Taxes are payable by the Company, as promptly as possible thereafter, the Company shall send to the Agent for its own account or for the account of such Lender, as the case may be, a certified copy of an original official receipt received by the Company showing payment thereof. If the Company fails to pay any Non-Excluded Taxes when due to the appropriate taxing authority or fails to remit to the Agent the required receipts or other required documentary evidence, the Company shall indemnify the Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by the Agent or any Lender as a result of any such failure. The agreements in this
Section 2.12 shall survive the termination of this Agreement and the payment of all other amounts payable hereunder.

      (b) Each Lender that is not incorporated under the laws of the United States of America or a state thereof ("Non-US Lender") shall:

            (X) (i) on or before the date such Non-US Lender becomes a Lender or a Participant under this Agreement, deliver to the Company and the Agent two duly completed copies of United States Internal Revenue Service Form W-8BEN or W-8ECI, or successor applicable form, as the case may be, certifying that it is entitled to receive payments under this Agreement without deduction, withholding or backup withholding of any United States federal income taxes;

            (ii) if, and to the extent, such Lender is legally entitled to do so, deliver to the Company and the Agent two further copies of any such form or certification on or before the date that any such form or certification expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Company; and

            (iii) if, and to the extent, such Lender is legally entitled to do so, obtain such extensions of time for filing and completing such forms or certifications as may reasonably be requested by the Company or the Agent; or

            (Y) in the case of any such Non-US Lender that is not a "bank" within the meaning of Section 881(c)(3)(A) of the Code and that cannot comply with the requirements of subsection 2.12(b)(X) above, on or before the date such Non-US Lender becomes a Lender or a Participant under this Agreement, (i) represent to the Company (for the benefit of the Company and the Agent) that it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (ii) agree to furnish to the Company on or before the date of any payment by the Company, with a copy to the Agent,
      (A) a certificate substantially in the form of Exhibit C (any such certificate, a "US Tax Compliance Certificate"), (B) two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN, or successor applicable form, certifying to such Lender's legal entitlement at the date of such certificate to a complete exemption from US withholding tax under the provisions of Section 881(c) of the Code with respect to payments to be made under this Agreement and any Notes, (C) two further copies of such form and certification (I) on or before the date it expires or becomes obsolete and (II) if and to the extent such Non-US Lender is then legally able to provide such form or certification, after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Company and (D) if and to the extent such Non-US Lender is then legally able to do so, if necessary, obtain any extensions of time reasonably requested by the Company or the Agent for filing and completing such forms and (iii) agree, if and to the extent such Non-US Lender is then legally entitled to do so, upon reasonable request by the Company, to provide to the Company (for the benefit of the Company and the Agent) such other forms as may be reasonably required in order to establish the legal entitlement of such Lender to a complete exemption from or reduced rate of withholding with respect to payments under this Agreement and any Notes; unless in any such case an event (including, without limitation, any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required that renders all such forms inapplicable or that would prevent such Lender from duly completing and delivering any such form with respect to it and such Lender so advises the Company and the Agent.

      Each Person not incorporated under the laws of the United States of America or a state thereof that is an Assignee or Participant hereunder pursuant to Section 9.6 shall, upon the effectiveness of the related transfer, be required to provide all of the forms and statements required pursuant to this
Section 2.12; provided that in the case of a Participant such Participant shall furnish all such required forms and statements, documentation or certifications to the Lender from which the related participation shall have been purchased, and such Lender shall in turn furnish all such required forms (including, without limitation, Internal Revenue Service Form W-8IMY), documentation and certifications to the Company and the Agent.

      Any Lender or Participant that is a "United States person" (within the meaning of Code section 7701(a)(30)) but is not incorporated under the laws of the United States or a state thereof shall furnish the Company and the Agent with a Form W-9 or successor form thereto, certifying an exemption from backup withholding in respect of payments hereunder, if it is legally entitled to do so.

      (c) If and to the extent that a Lender, in its sole discretion (exercised in good faith), determines that it has received or been granted a credit against, a relief from, a remission of, or a repayment of, any Non-Excluded Tax, in respect of which it has received additional payment under subsection 2.12(a) of this Agreement, then such Lender shall pay to the Company the amount of such credit, relief, remission or repayment so determined by such Lender, in its sole discretion (exercised in good faith), attributable to such deduction or withholding of Non-Excluded Tax; provided that the Lender shall not be obligated to make any payment under this paragraph in respect of such credit, relief, refund, remission or repayment until the Lender, in its sole judgment (exercised in good faith), is satisfied that its tax affairs for the tax year in respect of which such credit, relief, remission or repayment was obtained have been finally settled.

      2.13. Notice of Amounts Payable; Relocation of Lending Office; Mandatory Assignment. (a) If any Lender becomes aware that any amounts are or will be owed to it pursuant to Section 2.11 or 2.12(a), then it shall promptly notify the Company thereof and, as soon as possible thereafter, such Lender shall submit to the Company a certificate indicating the amount owing to it and the calculation thereof. The amounts set forth in such certificate shall be prima facie evidence of the obligations of the Company hereunder; provided, however, that the failure of the Company to pay any amount owing to any Lender pursuant to Section 2.11 or 2.12(a) shall not be deemed to constitute a Default or an Event of Default hereunder to the extent that the Company is contesting in good faith its obligation to pay such amount by ongoing discussions diligently pursued with such Lender or by appropriate proceedings.

      (b) If a Lender claims any additional amounts payable pursuant to Section
2.11 or 2.12(a), it shall use its reasonable efforts (consistent with legal and regulatory restrictions) to avoid the need for paying such additional amounts, including changing the jurisdiction of its applicable lending office, provided that the taking of any such action would not, in the reasonable judgment of the Lender, be disadvantageous to such Lender.

      (c) If any Lender delivers to the Company a certificate in accordance with subsection 2.13(a) or the Company is required to pay any additional amounts or other payments in accordance with Section 2.11 or 2.12(a), the Company may, at its own expense and in its sole discretion, (i) require such Lender to transfer or assign, in whole or in part, without recourse (in accordance with Section 9.6), all or part of its interests, rights and obligations under this Agreement to another Person (provided that the Company, with the full cooperation of such Lender, can identify a Person who is ready, willing and able to be an Assignee with respect to thereto) that shall assume such assigned obligations (which Assignee may be another Lender, if such Assignee Lender accepts such assignment) or (ii) during such time as no Default or Event of Default has occurred and is continuing, terminate the Commitment of such Lender and prepay all outstanding Loans of such Lender; provided that (x) the Company or the Assignee, as the case may be, shall have paid to such Lender in immediately available funds the principal of and interest accrued to the date of such payment on the Loans made by it hereunder and all other amounts owed to it hereunder and (y) such assignment or termination of the Commitment of such Lender and the prepayment of Loans is not prohibited by any law, rule or regulation or order of any court or Governmental Authority.

                   SECTION 3. REPRESENTATIONS AND WARRANTIES

      To induce the Agent and the Lenders to enter into this Agreement and to make the Loans, the Company hereby represents and warrants to the Agent and each Lender that:

      3.1. Financial Condition. The Company has heretofore furnished to each Lender a copy of its consolidated financial statements for its fiscal year ended December 31, 2004 and for its fiscal quarter ended March 31, 2005. Such financial statements present fairly the financial condition and results of operations of the Company and its Subsidiaries as of such date in accordance with GAAP. Between March 31, 2005 and the Closing Date, there has been no development or event that has had a Material Adverse Effect.

      3.2. Corporate Existence. The Company (a) is duly organized, validly existing and in good standing under the laws of the State of Delaware, (b) has the corporate power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged and (c) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, except to the extent that all failures to be duly qualified and in good standing could not, in the aggregate, have a Material Adverse Effect.

      3.3. Corporate Power; Authorization; Enforceable Obligations. The Company has the corporate power and authority, and the legal right, to make, deliver and perform this Agreement and to borrow hereunder and has taken all necessary corporate action to authorize the borrowings on the terms and conditions of this Agreement and to authorize the execution, delivery and performance of this Agreement. No consent or authorization of any Governmental Authority or any other Person is required in connection with the borrowings hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement. This Agreement has been duly executed and delivered on behalf of the Company. This Agreement constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

      3.4. No Legal Bar. The execution, delivery and performance of this Agreement, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or Contractual Obligation of the Company and will not result in, or require, the creation or imposition of any Lien on any of its properties or revenues pursuant to any such Requirement of Law or Contractual Obligation, except to the extent that all such violations and creation or imposition of Liens could not, in the aggregate, have a Material Adverse Effect.

      3.5. No Material Litigation. Except as set forth in the offering memorandum dated June 21, 2005 and prepared in connection with the offer and sale of the Company's $1,000,000,000 Floating Rate Notes Due 2007, the Company's $2,500,000,000 6.375% Notes Due 2010 and the Company's $500,000,000 6.875% Notes
Due 2015, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Company, threatened by or against the Company or any of its Subsidiaries or against any of its or their respective properties or revenues as of the Closing Date (a) with respect to this Agreement or any of the actions contemplated hereby, or (b) that involves a probable risk of an adverse decision that would materially restrict the ability of the Company to comply with its obligations under this Agreement.

      3.6. Federal Regulations. No part of the proceeds of any Loans will be used for "buying," "purchasing" or "carrying" any "margin stock" within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect or for any purpose that violates the provisions of the Regulations of such Board of Governors.

      3.7. Investment Company Act. The Company is not an "investment company", or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended.

      3.8. ERISA. The Company and its Subsidiaries are in compliance with all material provisions of ERISA, except to the extent that all failures to be in compliance could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

      3.9. No Material Misstatements. No report, financial statement or other written information furnished by or on behalf of the Company to the Agent or any Lender pursuant to Section 3.1 or 5.1 contains or will contain any material misstatement of fact or omits or will omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were, are or will be made, not misleading, except to the extent that the facts (whether misstated or omitted) do not result in a Material Adverse Effect.

      3.10. Purpose of Loans. The proceeds of the Loans shall be used by the Company for its general corporate purposes.

      3.11. Pari Passu Obligations. The obligations of the Company under this Agreement rank at least pari passu in right of payment with the claims of all other senior unsecured creditors of the Company.

                        SECTION 4. CONDITIONS PRECEDENT

      4.1. Conditions to Initial Loans. The agreement of each Lender to make the initial Loan requested to be made by it is subject to the satisfaction, prior to or concurrently with the making of such Loan, of the following conditions precedent:

            (a) Loan Documents. The Agent shall have received each Loan Document, executed and delivered (including, without limitation, by way of a telecopied signature page) by a duly authorized officer of each Loan Party party thereto and each Lender (in the case of this Agreement).

            (b) Withdrawal from the Existing Intercompany Credit Facilities. The Existing Intercompany Credit Facilities shall have been terminated with respect to the Borrower on or prior to the Closing Date and no loans to the Borrower shall be outstanding thereunder.

The Agent shall notify the Company and each Lender promptly after the satisfaction of the foregoing conditions.

      4.2. Conditions to Each Loan. The agreement of each Lender to make any Loan requested to be made by it on any date (including, without limitation, its initial Loan to be made by it) is subject to the satisfaction of the following conditions:

            (i) Notice of Borrowing. The Agent shall have received a notice of borrowing, as required by Section 2.2.

            (ii) Representations and Warranties. Each of the representations and warranties made by the Company in or pursuant to this Agreement shall be true and correct on and as of such date as if made on and as of such date.

            (iii) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the Loans requested to be made on such date.

Each borrowing by the Company hereunder shall constitute a representation and warranty by the Company as of the date of such Loan that the conditions contained in this Section 4.2 have been satisfied.

                        SECTION 5. AFFIRMATIVE COVENANTS

      The Company hereby agrees that, so long as the Commitments remain in effect, or any amount is owing to any Lender or the Agent hereunder, the Company shall:

      5.1. Financial Statements.

      (a) Annual Financial Statements. Furnish to each Lender, as soon as available, and in any event within 110 days after the end of each fiscal year of the Company, a copy of the annual audit report of the Company and its Subsidiaries for such fiscal year containing, on a consolidated basis, balance sheets and statements of income, stockholders' equity and cash flows as at the end of such fiscal year and for the twelve-month period then ended, in each case beginning with fiscal year 2005 setting forth in comparative form the figures for the preceding fiscal year, all in reasonable detail and audited and certified by independent certified public accountants of recognized standing, to the effect that such report has been prepared in accordance with GAAP.

      (b) Quarterly Financial Statements. Furnish to each Lender, as soon as available, and in any event within 60 days after the end of each of the first three fiscal quarters of each fiscal year of the Company, a copy of an unaudited financial report of the Company and its Subsidiaries as of the end of such fiscal quarter and for the portion of the fiscal year then ended containing, on a consolidated and consolidating basis, balance sheets and statements of income, stockholders' equity and cash flows, in each case beginning with fiscal year 2005 setting forth in comparative form the figures for the corresponding period of the preceding fiscal year, all in reasonable detail and certified by the chief financial officer of the Company to have been prepared in accordance with GAAP and to fairly and accurately present (subject to year-end audit adjustments and the absence of footnotes) the financial condition and results of operations of the Company and its Subsidiaries, on a consolidated and consolidating basis, at the date and for the periods indicated therein.

The Company may, in its sole discretion, satisfy its obligations under Sections 5.1(a) and (b) by filing with the Securities and Exchange Commission ("SEC") Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q at such times and in accordance with the SEC's rules and the instructions accompanying such forms.

      5.2. Certificates; Other Information. Furnish to:

            (a) each Lender, concurrently with the delivery of any annual financial statements referred to in Section 5.1, a certificate of PricewaterhouseCoopers LLP or other independent certified public accountants of nationally recognized standing stating that, in making the examination necessary therefor, nothing came to their attention that caused them to believe that the Company was, as at the date at which such financial statements were made, in breach of Section 6.1; and

            (b) each Lender, concurrently with the delivery of the financial statements referred to in Section 5.1, a certificate of a Financial Officer (i) stating that, to the best of such Financial Officer's knowledge, (A) such financial statements present fairly the financial condition and results of operations of the Company and its Subsidiaries for the period referred to therein (subject, in the case of interim statements, to normal year-end audit adjustments), and (B) during such period the Company has performed all of its covenants and other agreements contained in this Agreement to be performed by it, and that no Default or Event of Default has occurred, except as specified in such certificate and
      (ii) setting forth in reasonable detail the calculations required to establish whether the Company was in compliance with the provisions of
      Section 6.1 on the date of such financial statements.

      5.3. Notices. Promptly give notice to the Agent and each Lender of the occurrence of any Default or Event of Default, accompanied by a statement of a Financial Officer setting forth details of the occurrence referred to therein and stating what action the Company proposes to take with respect thereto.

      5.4. Conduct of Business and Maintenance of Existence. Preserve, renew and keep in full force and effect its corporate existence and take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business except as otherwise permitted pursuant to Section 6.2 or to the extent that failure to do so would not have a Material Adverse Effect.

      5.5. Guaranty by Material Subsidiaries. Cause the obligations of the Company under this Agreement to be at all times guaranteed, pursuant to the Guaranty, by all Material Subsidiaries (including, promptly upon the acquisition or creation thereof, any Material Subsidiary created or acquired after the date hereof).

                         SECTION 6. NEGATIVE COVENANTS

      The Company hereby agrees that, so long as the Commitments remain in effect or any amount is owing to any Lender or the Agent hereunder, the Company shall not:

      6.1. Consolidated Tangible Net Worth. Permit Consolidated Tangible Net Worth at the end of any fiscal quarter to be less than the sum of (i) $4,900,000,000 and (ii) an amount equal to 25% of the Consolidated Net Income earned in each full fiscal year ending after the date hereof (with no deduction for a net loss in any such fiscal year and with any annual amount under this clause (ii) to be added to the required minimum Consolidated Tangible Net Worth amount after the Company's annual audited financial statements become available); provided that, with respect to the adjustment under clause (ii) above to occur with respect to the fiscal year ending December 31, 2005, the term "fiscal year" in clause (ii) shall mean the period from July 1, 2005 through December 31, 2005.

      6.2. Merger, Consolidation, etc. Merge or consolidate with or into any other Person or sell or convey all or substantially all of the Company's assets to any Person, unless: (i) either the Company is the survivor or the Company's successor is a Person organized and existing under the laws of the United States or a state thereof and expressly assumes all of the Company's obligations hereunder; (ii) immediately after giving effect to such consolidation, merger, sale or conveyance, no Default or Event of Default shall have occurred and be continuing; and (iii) each Guarantor confirms that its Guaranty shall remain in full force and effect. Any sale or conveyance of assets of one or more Material Subsidiaries (other than to the Company or another Subsidiary), which, if such assets were owned by the Company, would constitute all or substantially all of the Company's consolidated assets, will be deemed to be the transfer of all or substantially all of the Company's consolidated assets for purposes of the provisions described above.

      6.3. Limitation on Liens. Nor will it permit any Subsidiary to, at any time pledge or otherwise subject to any Lien any Intercompany Securities (whether now owned or hereafter acquired) without thereby expressly securing the due and punctual payment of the obligations hereunder equally and ratably with any and all other obligations and Indebtedness secured by such pledge or other Lien, so long as any such other obligations and Indebtedness shall be so secured, and the Company covenants that if and when any such pledge or other Lien is created, such obligations will be so secured thereby, provided, however, that this restriction shall not apply to (1) any Lien on any Intercompany Securities existing at the time of acquisition, directly or indirectly, by the Company or any Subsidiary of such Intercompany Securities (including acquisition through merger or consolidation) or given to secure the payment of all or any part of the purchase price thereof or to secure any Indebtedness incurred prior to, at the time of, or within 180 days after, the acquisition thereof for the purpose of financing all or any part of the purchase price thereof; and (2) any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Lien, charge or pledge referred to in the foregoing clause (1) of this Section, provided, however, that the amount of any and all obligations and Indebtedness secured thereby shall not exceed the amount thereof so secured immediately prior to the time of such extension, renewal or replacement, and that such extension, renewal or replacement shall be limited to all or a part of the Intercompany Securities subject to such Lien being extended, renewed or replaced.

                          SECTION 7. EVENTS OF DEFAULT

      If any of the following events shall occur and be continuing:

            (a) The Company shall (i) fail to pay any principal of any Loan when due in accordance with the terms hereof or (ii) fail to pay any interest on any Loan or any other amount which is payable hereunder and (in the case of this clause (ii) only) such failure shall continue unremedied for more than five Business Days after written notice thereof has been given to the Company by the Agent or the Majority Lenders; or

            (b) Any representation or warranty made or deemed made by the Company or any Loan Party in this Agreement or any other Loan Document or any certified statement furnished pursuant to subsection 5.2(b) shall prove to have been incorrect on or as of the date made or deemed made or certified if the facts or circumstances incorrectly represented or certified result in a Material Adverse Effect and remain incorrect for a period of 30 days after the Company has become aware of the incorrectness of such facts or circumstances; or

            (c) The Company shall default in the observance of the agreement contained in Section 6.1; or

            (d) The Company or any other Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraph
      (a), (b) or (c) of this Section 7), and such default shall continue unremedied for a period of 30 days after written notice thereof shall have been given to the Company by the Agent or the Majority Lenders; or

            (e) Any default shall occur under the terms applicable to any Indebtedness of the Company or any other Loan Party in an aggregate amount (for all Indebtedness so affected) exceeding $50,000,000 and such default shall (i) consist of the failure to pay such Indebtedness when due (subject to any applicable grace period), whether by acceleration or otherwise, or (ii) accelerate the maturity of such Indebtedness or permit the holder or holders thereof, or any trustee or agent for such holder or holders, to cause such Indebtedness to become due and payable prior to its expressed maturity; or

            (f) (i) The Company or any other Loan Party shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Company or any other Loan Party shall make a general assignment for the benefit of its creditors; (ii) there shall be commenced against the Company or any other Loan Party any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 90 days; or (iii) there shall be commenced against the Company or any other Loan Party any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 90 days from the entry thereof;

            (g) One or more judgments or decrees shall (i) be entered against the Company, (ii) not have been vacated, discharged, satisfied, stayed or bonded pending appeal within 60 days from the entry thereof and (iii) involve a liability (not paid or fully covered by insurance) of either (A) $100,000,000 or more, in the case of any single judgment or decree or (B) $200,000,000 or more in the aggregate, in the case of all such judgments and decrees; or

            (h) The Guaranty shall cease to be in full force and effect with respect to any Material Subsidiary, other than by virtue of the release of such Material Subsidiary in accordance with this Agreement or the voluntary dissolution thereof; or any Material Subsidiary (or any Person by, through or on behalf of such Material Subsidiary) shall contest in any manner the validity, binding nature or enforceability of the Guaranty with respect to such Material Subsidiary, then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Company, automatically the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken:
(i) with the consent of the Majority Lenders, the Agent may, or upon the request of the Majority Lenders, the Agent shall, by notice to the Company, declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; and (ii) with the consent of the Majority Lenders, the Agent may, or upon the request of the Majority Lenders, the Agent shall, by notice to the Company, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement to be due and payable forthwith, whereupon the same shall immediately become due and payable. Except as expressly provided above in this Section 7, presentment, demand, protest and all other notices of any kind are hereby expressly waived.

                              SECTION 8. THE AGENT

      8.1. Appointment. Each Lender hereby irrevocably designates and appoints GMAC as the Agent of such Lender under this Agreement, and each such Lender irrevocably authorizes GMAC, as the Agent for such Lender, to take such action on its behalf under the provisions of this Agreement and to exercise such powers and perform such duties as are expressly delegated to the Agent by the terms of this Agreement, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, (a) the Agent shall not have any duties or responsibilities, except those expressly set forth herein and (b) the Agent shall not have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against the Agent.

      8.2. Delegation of Duties. The Agent may execute any of its duties under this Agreement by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.

      8.3. Exculpatory Provisions. Neither the Agent nor any of its officers, directors, employees or Affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement (except for its or such Person's own negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Company or any officer thereof contained in this Agreement or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or for any failure of the Company to perform its obligations hereunder. The Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement, or to inspect the properties, books or records of the Company.

      8.4. Reliance by Agent. The Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Company), independent accountants and other experts selected by the Agent. The Agent may deem and treat the Lender specified in the Register with respect to any amount owing hereunder as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Agent. The Agent shall be fully justified in failing or refusing to take any action under this Agreement unless it shall first receive such advice or concurrence of the Majority Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of the Majority Lenders (or, to the extent that this Agreement expressly requires a higher percentage of Lenders, such higher percentage), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the obligations owing by the Company hereunder.

      8.5. Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Agent has received written notice from a Lender or the Company referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". If the Agent receives such a notice, the Agent shall promptly notify the Company (unless the Company shall have delivered such notice to the Agent) and then give notice thereof to the Lenders (provided that the failure to notify the Company shall not impair any of the rights of the Agent and the Lenders with respect to the events and circumstances specified in such notice). The Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Majority Lenders; provided that unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

      8.6. Non-Reliance on Agent and Other Lenders. Each Lender expressly acknowledges that neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Agent hereinafter taken, including any review of the affairs of the Company, shall be deemed to constitute any representation or warranty by the Agent to any Lender. Each Lender represents to the Agent that it has, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Company and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Company. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Agent hereunder, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Company that may come into the possession of the Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

      8.7. Indemnification. The Lenders agree to indemnify the Agent (but only to the extent not reimbursed by the Company and without limiting the obligation of the Company to do so), ratably according to their respective Commitment Percentages in effect on the date on which indemnification is sought under this
Section 8.7 (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with their Commitment Percentages immediately prior to such date of payment in full) but giving effect to any subsequent assignments in accordance with Section 9.6, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time

(including, without limitation, at any time following the payment of the amounts owing hereunder) be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of this Agreement or any document contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the negligence or willful misconduct of the Agent. The agreements in this Section
8.7 shall survive the payment of the Loans and all other amounts payable hereunder.

      8.8. Agent in Its Individual Capacity. The Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Company as though the Agent were not the Agent hereunder. With respect to its Loans made or renewed by it, the Agent shall have the same rights and powers under this Agreement as any Lender and may exercise the same as though it were not the Agent, and the terms "Lender" and "Lenders" shall include the Agent in its individual capacity.

      8.9. Successor Agent. The Agent may resign as Agent upon 30 days' notice to the Lenders and the Company and following the appointment of a successor Agent in accordance with the provisions of this Section 8.9. If the Agent shall resign as Agent under this Agreement, then the Majority Lenders shall appoint from among the Lenders willing to serve as Agent a successor agent for the Lenders, which successor agent shall be approved by the Company (which approval shall not be unreasonably withheld and shall not be required if an Event of Default under Section 7(a) or (f) has occurred and is continuing), whereupon such successor agent shall succeed to the rights, powers and duties of the Agent, and the term "Agent" shall mean such successor agent effective upon such appointment and approval, and the former Agent's rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement or any holders of the obligations owing hereunder. After any retiring Agent's resignation as Agent, the provisions of this Section 8 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

      8.10. Guaranty Matters. Each Lender hereby irrevocably authorizes the Agent to execute and deliver documents formally releasing any Guarantor from its obligations under the Guaranty if such Person is released from its obligations thereunder under Section 9.12. Upon request by the Agent at any time, each Lender will confirm in writing the Agent's authority to release any Guarantor from its obligations under the Guaranty pursuant to this Section 8.10.

                            SECTION 9. MISCELLANEOUS

      9.1. Amendments and Waivers. Neither this Agreement, nor any terms hereof may be amended, supplemented or modified except in accordance with the provisions of this Section 9.1. The Majority Lenders may, or, with the written consent of the Majority Lenders, the Agent may, from time to time, (a) enter into with the Company written amendments, supplements or modifications hereto for the purpose of adding any provisions to this Agreement or changing in any manner the rights of the Lenders or of the Company hereunder or (b) waive, on such terms and conditions as the Majority Lenders or the Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) reduce the principal amount of any Loan, or reduce the stated rate of any interest or fee payable hereunder, or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender's Commitment, in each case without the consent of each Lender directly affected thereby, (ii) amend, modify or waive any provision of this Section 9.1 or reduce the percentage specified in the definition of Majority Lenders, or consent to the assignment or transfer by the Company of any of its rights and obligations under this Agreement, in each case without the written consent of all the Lenders, (iii) amend, modify or waive any provision of Section 8 or any other provision of this Agreement governing the rights or obligations of the Agent without the written consent of the then Agent or (iv) release all or substantially all of the Guarantors from the Guaranty. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Company, the Lenders, the Agent and all future holders of the obligations owing hereunder. In the case of any waiver, the Company, the Lenders and the Agent shall be restored to their former position and rights hereunder, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

      9.2. Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or four Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of the Company and the Agent, and as set forth in Schedule II in the case of the other parties hereto, or to such other address as may be hereafter notified by the respective parties hereto and any future holders of the obligations owing hereunder:

         The Company:         Residential Capital Corporation
                              4 Walnut Grove Drive
                              MC 190-400-160
                              Horsham, PA 19044
                              Attention: William Casey and/or John Malloy
                              Telecopy: (215) 682-1249

         The Agent:           General Motors Acceptance Corporation
                              Borrowings Department
                              Mail Code 482-B12-C24
                              200 Renaissance Center
                              Detroit, MI 48265-2000
                              Attention: Vice President - Global Borrowings
                              Telecopy: (313) 665-6351
                              with a copy to:

                              GMAC NAO Accounting
                              Mail Code 482-B08-C71
                              200 Renaissance Center
                              Detroit MI 48265-2000
                              Attention: Cash Operations
                              Telecopy: 866-209-8529

provided that any notice, request or demand to or upon the Agent or the Lenders pursuant to Section 2.2, 2.3 or 2.4 shall not be effective until received.

      Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Agent; provided that the foregoing shall not apply to notices pursuant to
Section 2 or any notices related to borrowings, payments or repayments unless otherwise agreed by the Agent and the applicable Lender. The Agent or the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

      9.3. No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Agent or any Lender, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

      9.4. Survival of Representations and Warranties. All representations and warranties made hereunder and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.

      9.5. Payment of Expenses and Taxes. The Company agrees (a) to pay or reimburse the Agent for all its reasonable out-of-pocket costs and expenses reasonably incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including, without limitation, the reasonable fees and disbursements of external counsel to the Agent, (b) to pay or reimburse each Lender and the Agent for all its reasonable costs and expenses reasonably incurred in connection with the enforcement of any rights under this Agreement, including, without limitation, the reasonable fees and disbursements of external counsel to the Agent and to the several Lenders (other than those incurred in connection with the compliance by the relevant Lender with the provisions of subsection 2.13(a)), (c) to pay, indemnify, and hold each Lender and the Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay by the Company in paying, stamp, excise and other taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement and (d) to pay, indemnify, and hold each Lender and the Agent harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, reasonable expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement (all the foregoing in this clause (d), collectively, the "indemnified liabilities"); provided that the Company shall have no obligation hereunder to the Agent or any Lender with respect to indemnified liabilities arising from the negligence or willful misconduct of the Agent or any such Lender. The agreements in this Section 9.5 shall survive repayment of the Loans and all other amounts payable hereunder.

      9.6. Successors and Assigns; Participations and Assignments. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Company may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Company without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.

      (b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (each, an "Assignee") all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

            (A) the Company, provided that no consent of the Company shall be required for an assignment to a Lender, an affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default under Section 7(a) or (f) has occurred and is continuing, any other Person; and

            (B) the Agent, provided that no consent of the Agent shall be required for an assignment to an Assignee that is a Lender immediately prior to giving effect to such assignment.

            (ii) Assignments shall be subject to the following additional conditions:

            (A) except in the case of an assignment to a Lender, an affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender's Commitments or Loans, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Agent) shall not be less than $5,000,000 unless each of the Company and the Agent otherwise consent, provided that (1) no such consent of the Company shall be required if an Event of Default under Section 7(a) or (f) has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its affiliates or Approved Funds, if any;

            (B) the parties to each assignment shall execute and deliver to the Agent an Assignment and Assumption substantially in the form of Exhibit A; and

            (C) in the case of an assignment to a CLO (as defined below), the assigning Lender shall retain the sole right to approve any amendment, modification or waiver of any provision of this Agreement, provided that the Assignment and Assumption between such Lender and such CLO may provide that such Lender will not, without the consent of such CLO, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 9.1 and (2) directly affects such CLO.

      For the purposes of this Section 9.6, the terms "Approved Fund" and "CLO" have the following meanings:

            "Approved Fund" means (a) a CLO and (b) with respect to any Lender that is a fund that invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an affiliate of such investment advisor.

            "CLO" means any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or an affiliate of such Lender.

      (iii) Subject to acceptance and recording thereof pursuant to paragraph
(b)(iv) below, from and after the effective date specified in each Assignment and Assumption, the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.11, 2.12 and 9.5); provided that no Assignee shall then be entitled to receive any greater amount pursuant to Sections 2.11 or 2.12 than the assigning Lender would have been entitled to receive thereunder in respect of the rights and obligations assigned by such assigning Lender to such Assignee had no such assignment occurred. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

      (iv) The Agent, acting for this purpose as an agent of the Company, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be prima facie evidence of the existence and amounts of the obligations of the Company therein recorded, and the Company, the Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Company and any Lender, at any reasonable time and from time to time upon reasonable prior notice. The Agent shall provide a copy of the Register to the Company on a monthly basis.

      (v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee and any written consent to such assignment required by paragraph (b) of this Section, the Agent shall accept such Assignment and Assumption and record the information contained therein in the Register.

      (c) (i) Any Lender may, without the consent of the Company or the Agent, sell participations to one or more banks or other entities (a "Participant") in all or a portion of such Lender's rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender's obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) the Company, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and
(D) such Lender shall have given prior written notice to the Company of the identity of such Participant. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of
Section 9.1 and (2) directly affects such Participant. Subject to paragraph
(c)(ii) of this Section, the Company agrees that each Participant shall be entitled to the benefits of Sections 2.11, 2.12 and 9.5 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.

      (ii) A Participant shall not be entitled to receive any greater payment under Section 2.11, 2.12 or 9.5 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company's prior written consent. Any Participant that is a Non-U.S. Lender shall not be entitled to the benefits of Section 2.12 unless such Participant complies with subsection 2.12(b)(X)(i).

      (d) In order to facilitate such pledge or assignment, the Company hereby agrees that, upon request of any Lender at any time and from time to time after the Company has made its initial borrowing hereunder, the Company shall provide to such Lender, at the Company's own expense, a promissory note, substantially in the form of Exhibit B, evidencing the Revolving Credit Loans owing to such Lender (a "Note").

      (e) On or prior to the effective date of an assignment, the assigning Lender shall surrender any outstanding Notes held by it all or a portion of which are being assigned, and the Company shall, upon the request to the Agent made at the time of such assignment by the assigning Lender or the Assignee, as applicable, execute and deliver to the Agent (in exchange for the outstanding Notes of the assigning Lender) a new Note to the order of such Assignee in an amount equal to the amount of such Assignee's Loan. Any such new Notes shall be dated the Closing Date and shall otherwise be in the form of the Note replaced thereby. Any Notes surrendered by the assigning Lender shall be returned by the Agent to the Company marked "cancelled".

      (f) The Company authorizes each Lender to disclose to any prospective Participant, any Participant or any prospective Assignee (each, a "Transferee") any and all financial information in such Lender's possession concerning the Company and its Affiliates that has been delivered to such Lender by or on behalf of the Company pursuant to this Agreement or that has been delivered to all Lenders by or on behalf of the Company in connection with their respective credit evaluations of the Company and its Affiliates prior to becoming a party to this Agreement; provided that (i) such Transferee has executed and delivered to the Company a written confidentiality agreement substantially in the form of that which has been executed and delivered by each Lender prior to the date hereof and (ii) the Company has been informed of the identity of such Transferee and has consented (such consent shall not be unreasonably withheld) to the disclosure of such information thereto. Nothing contained in this subsection 9.6(f) shall be deemed to prohibit the delivery to any Transferee of any financial information that is otherwise publicly available.

      9.7. Adjustments. If any Lender (a "Benefitted Lender") shall at any time receive any payment of all or part of its Loans, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 7(f), or otherwise), such that it has received aggregate payments or collateral on account of its Loans in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender's Loans that are then due and payable, or interest thereon, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender's Loans, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

      9.8. Counterparts. (a) This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Company and the Agent.

      (b) By its signature hereto, each Lender hereby agrees that this Agreement shall become effective immediately upon the execution and delivery by the Company and the Agent of this Agreement. If this Agreement has not been duly executed and delivered by each Person listed on the signature pages hereto (other than the Company and the Agent, with respect to which the execution and delivery of this Agreement shall be a condition precedent to its effectiveness) on the date upon which this Agreement becomes effective in accordance with the immediately preceding sentence, this Agreement shall nevertheless become effective with respect to those Persons who have executed and delivered it on or before such effective date and those Persons who have not executed and delivered it (such Persons, the "Non-Executing Banks") shall be deemed not to be Lenders hereunder.

      (c) On the date of effectiveness of this Agreement, the Company may (after consultation with the Agent) designate one or more Lenders (the "Designated Lenders") to assume the Commitments that would have been held by the Non-Executing Banks and, if the Designated Lenders agree to assume such Commitments, (i) Schedules I and II shall be deemed to be amended to reflect such increase in the respective Commitment of each Designated Lender and the omission of each Non-Executing Bank as a Lender hereunder and (ii) the respective Commitment of each Designated Lender shall be deemed to be such increased amount for all purposes hereunder.

      (d) Notwithstanding anything to the contrary contained herein, the Commitment of a Lender shall not be increased (without the prior written consent of such Lender) as a result of the failure of any other Person to execute and deliver this Agreement or otherwise.

      9.9. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

      9.10. GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

      9.11. USA PATRIOT Act. Each Lender hereby notifies the Company that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the "Act"), it is required to obtain, verify and record information that identifies the Company, which information includes the name and address of the Company and other information that will allow such Lender to identify the Company in accordance with the Act. The Company shall promptly provide such information upon request by any Lender.

      9.12. Release of Guarantors. The Guaranty will, so long as no Event of Default shall have occurred and be continuing, be automatically and unconditionally released without any action on the part of the Agent or any
Lender: (i) with respect to any Subsidiary party thereto, if, as of the end of two consecutive fiscal years (other than any fiscal year preceding the date upon which such Subsidiary became a Guarantor), such Subsidiary no longer qualifies as a Material Subsidiary; (ii) with respect to any Subsidiary party thereto, upon any sale, exchange or transfer, to any Person not an Affiliate of the Company, of all of the Company's direct or indirect interest in such Subsidiary provided such sale does not violate Section 6.2; or (iii) upon the payment in full of all obligations hereunder and under the other Loan Documents and the termination of the Commitments.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

                                RESIDENTIAL CAPITAL CORPORATION


                                By: /s/ Davee L. Olson
                                    --------------------------------------------
                                     Name: Davee L. Olson
                                     Title: Chief Financial Officer and Director

                                Address: 8400 Normandale Lake Blvd.
                                         Minneapolis, MN 55437

                                GENERAL MOTORS ACCEPTANCE
                                CORPORATION, as Agent and as a Lender

                                By: /s/ Sanjiv Khattri
                                    --------------------------------------------
                                     Name: Sanjiv Khattri
                                     Title: Executive Vice President and Chief
                                            Financial Officer

                                                                       EXHIBIT A

                            ASSIGNMENT AND ASSUMPTION

Reference is made to the $2,500,000,000 Revolving Credit Facility, dated as of June 24, 2005 (as amended, supplemented or otherwise modified from time to time, the "Agreement"), among Residential Capital Corporation, the Lenders named therein and General Motors Acceptance Corporation, as administrative agent (in such capacity, the "Agent"). Terms defined in the Agreement are used herein with the same meanings. __________________ (the "Assignor") and ____________________
(the "Assignee") agree as follows:

      1. The Assignor hereby irrevocably sells and assigns to the Assignee without recourse to the Assignor, and the Assignee hereby irrevocably purchases and assumes from the Assignor without recourse to the Assignor, as of the Effective Date, a ________% interest (the "Assigned Interest") in and to the Assignor's rights and obligations under the Agreement with respect to those credit facilities contained in the Agreement as are set forth on Schedule 1 (individually, an "Assigned Facility"; collectively, the "Assigned Facilities"), in a principal amount for each Assigned Facility as set forth on Schedule 1 (the aggregate amount of which is not less than $5,000,000).

      2. The Assignor: (i) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Agreement or any other instrument or document furnished pursuant thereto, other than that it has not created any adverse claim upon the interest being assigned by it hereunder and that such interest is free and clear of any such adverse claim;
(ii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Company, any of its Subsidiaries or any other obligor or the performance or observance by the Company, any of its Subsidiaries or any other obligor of any of their respective obligations under the Agreement or any other instrument or document furnished pursuant hereto or thereto; and (iii) attaches the promissory note(s) (if any) held by it evidencing the Assigned Facilities and (a) requests that the Agent (upon request by the Assignee) exchange such promissory note(s) for a new promissory note or promissory notes payable to the Assignee and (b) if the Assignor has retained any interest in the Assigned Facilities, requests that the Agent exchange the attached promissory note(s) for a new promissory note or promissory notes payable to the Assignor, in each case, in the amount that reflects the assignment being made hereby (and after giving effect to any other assignments that have become effective on the Effective Date).

      3. The Assignee: (i) represents and warrants that it is legally authorized to enter into this Assignment and Assumption; (ii) confirms that it has received a copy of the Agreement, together with copies of the financial statements delivered pursuant to Section 3.1 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption; (iii) agrees that it will, independently and without reliance upon the Assignor, the Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Agreement or any other instrument or document furnished pursuant hereto or thereto; (iv) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Agreement or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Agent by the terms thereof, together with such powers as are incidental thereto; and (v) agrees that it will be bound by the provisions of the Agreement and will perform in accordance with its terms all the obligations that by the terms of the Agreement are required to be performed by it as a Lender including, if it is organized under the laws of a jurisdiction outside the United States, its obligation pursuant to subsection 2.12(b) of the Agreement to deliver the forms prescribed by the Internal Revenue Service of the United States certifying as to the Assignee's exemption from United States withholding taxes with respect to all payments to be made to the Assignee under the Agreement, or such other documents as are necessary to indicate that all such payments are subject to such tax at a rate reduced by an applicable tax treaty.

      4. The effective date of this Assignment and Assumption shall be _______________, 200_ (the "Effective Date"). Following the execution of this Assignment and Assumption, it will be delivered to the Agent for acceptance by it and recording by the Agent pursuant to subsection 9.6(b) of the Agreement, effective as of the Effective Date (which shall not, unless otherwise agreed to by the Agent, be earlier than five Business Days after the date of such acceptance and recording by the Agent).

      5. Upon such acceptance and recording, from and after the Effective Date, the Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to the Effective Date or accrue on or subsequent to the Effective Date. The Assignor and the Assignee shall make all appropriate adjustments in payments by the Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.

      6. From and after the Effective Date, (i) the Assignee shall be a party to the Agreement and, to the extent provided in this Assignment and Assumption, have the rights and obligations of a Lender thereunder and shall be bound by the provisions thereof and (ii) the Assignor shall, to the extent provided in this Assignment and Assumption, relinquish its rights and be released from its obligations under the Agreement.

      7. This Assignment and Assumption shall be governed by and construed in accordance with the laws of the State of New York.

      IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Assumption to be executed as of ______________, 200_ by their respective duly authorized officers on Schedule 1 hereto.

                                   Schedule 1
                          to Assignment and Assumption

relating to the $2,500,000,000 Revolving Credit Facility, dated as of June 24, 2005 (as amended, supplemented or otherwise modified from time to time, the "Agreement"), among Residential Capital Corporation, the Lenders named therein and General Motors Acceptance Corporation, as administrative agent (in such capacity, the "Agent").

================================================================================
Name of Assignor:

Name of Assignee:

Effective Date of Assignment:
================================================================================
                                             Commitment Percentage Assigned (to
                                             at least fifteen decimals) (shown
        Credit          Principal Amount     as a percentage of aggregate
   Facility Assigned      Assigned           principal amount of all Lenders
   _________________    ________________    ____________________________________

================================================================================

Accepted:

[ASSIGNOR]                                  [ASSIGNEE]

By:______________________                    By:________________________
   Name:                                        Name:
   Title:                                       Title:

Consented To: (1)

GENERAL MOTORS ACCEPTANCE                   RESIDENTIAL CAPITAL
CORPORATION, as Agent                       CORPORATION

By:______________________                   By:__________________________
   Name:                                       Name:
   Title:                                      Title:

-------------------------
(1) Consent of the Agent is required only with respect to assignments to a Person not then a Lender or an affiliate of a Lender which are in an amount less than $5,000,000.

                                                                       EXHIBIT B

                                      NOTE

$____________                                                 New York, New York

                                                                [________], 2005

      FOR VALUE RECEIVED, the undersigned, RESIDENTIAL CAPITAL CORPORATION, a Delaware corporation (the "Company"), hereby unconditionally promises to pay to the order of ____________ (the "Lender") at the office of General Motors Acceptance Corporation, 200 Renaissance Center, Detroit, Michigan 48265-2000, in lawful money of the United States of America and in immediately available funds, the principal amount of the lesser of (a) _______________________ DOLLARS ($____________) and (b) the aggregate unpaid principal amount of all Revolving Credit Loans made by the Lender to the Company pursuant to Section 2.1 of the Agreement hereinafter referred to. The principal amount of each Revolving Credit Loan evidenced hereby shall be payable on the Termination Date (or on such earlier date as set forth in the Agreement). The Company further agrees to pay interest at such office on the unpaid principal amount hereof from time to time outstanding at the applicable interest rate per annum determined as provided in, and payable as specified in, the Agreement.

      In addition to any method set forth in the Agreement for recording the Revolving Credit Loans made by the holder of this Note, such holder is hereby authorized to endorse on the Schedules annexed hereto and made a part hereof (or on a continuation thereof that shall be attached hereto and made a part hereof) the date and amount of each Revolving Credit Loan made by the Lender pursuant to
Section 2.1 of the Agreement and the date and amount of each payment or prepayment of principal thereof, which endorsement shall constitute prima facie evidence of the accuracy of the information endorsed; provided, however, that the failure to make any such endorsement shall not affect the obligations of the Company in respect of such Revolving Credit Loans.

      This Note is one of the promissory notes referred to in the $2,500,000,000 Revolving Credit Facility, dated as of June 24, 2005 (as amended, supplemented or otherwise modified from time to time, the "Agreement"), among Residential Capital Corporation, the Lenders named therein and General Motors Acceptance Corporation, as administrative agent (in such capacity, the "Agent"). Terms used herein that are defined in the Agreement shall have such defined meanings unless otherwise defined herein. The undersigned hereby agrees to pay costs and expenses incurred by the Lender in connection with the enforcement of its rights and remedies under the Agreement and this Note to the extent provided in the Agreement.

      Upon the occurrence of any one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all as provided therein.

      THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

                                 RESIDENTIAL CAPITAL CORPORATION

                                 By:__________________________________
                                    Name:
                                    Title:

                                 By:__________________________________
                                    Name:
                                    Title:

                                                              Schedule A to Note

                                                                   Schedule Note

                                      LOANS
                             AND REPAYMENTS OF LOANS

                                                                                                      Unpaid
                                                         Applicable            Amount of            Principal
                                  Amount of              Eurodollar            Principal            Balance of          Notation
           Date                    Loans                   Rate                 Repaid                Loans             Made By
------------------------- ------------------------ --------------------- --------------------- -------------------- ----------------

------------------------- ------------------------ --------------------- --------------------- -------------------- ----------------

------------------------- ------------------------ --------------------- --------------------- -------------------- ----------------

------------------------- ------------------------ --------------------- --------------------- -------------------- ----------------

------------------------- ------------------------ --------------------- --------------------- -------------------- ----------------

------------------------- ------------------------ --------------------- --------------------- -------------------- ----------------

------------------------- ------------------------ --------------------- --------------------- -------------------- ----------------

------------------------- ------------------------ --------------------- --------------------- -------------------- ----------------

------------------------- ------------------------ --------------------- --------------------- -------------------- ----------------

------------------------- ------------------------ --------------------- --------------------- -------------------- ----------------

------------------------- ------------------------ --------------------- --------------------- -------------------- ----------------

------------------------- ------------------------ --------------------- --------------------- -------------------- ----------------

------------------------- ------------------------ --------------------- --------------------- -------------------- ----------------

------------------------- ------------------------ --------------------- --------------------- -------------------- ----------------

                                                                       EXHIBIT C

                                     FORM OF
                          US TAX COMPLIANCE CERTIFICATE

      Reference is made to the $2,500,000,000 Revolving Credit Facility, dated as of June 24, 2005 (as amended, supplemented or otherwise modified from time to time, the "Agreement"), among Residential Capital Corporation, the Lenders named therein, General Motors Acceptance Corporation, as administrative agent (in such capacity, the "Agent"). Capitalized terms used herein that are not defined herein shall have the meanings ascribed to them in the Agreement. _________________ (the "Non-US Lender") is providing this certificate pursuant to subsection 2.12(b)(Y) of the Agreement. The Non-US Lender hereby represents and warrants that:

      1. The Non-US Lender is the sole record and beneficial owner of the Loans or the obligations evidenced by Note(s) in respect of which it is providing this certificate.

      2. The Non-US Lender is not a "bank" for purposes of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the "Code"). In this regard, the Non-US Lender further represents and warrants that:

            (a) the Non-US Lender is not subject to regulatory or other legal requirements as a bank in any jurisdiction; and

            (b) the Non-US Lender has not been treated as a bank for purposes of any tax, securities law or other filing or submission made to any Governmental Authority, any application made to a rating agency or qualification for any exemption from tax, securities law or other legal requirements:

      3. The Non-US Lender is not a 10-percent shareholder of the Company within the meaning of Section 881(c)(3)(B) of the Code; and

      4. The Non-US Lender is not a controlled foreign corporation receiving interest from a related person within the meaning of Section 881(c)(3)(C) of the Code.

      IN WITNESS WHEREOF, the undersigned has duly executed this Certificate.

                                           [NAME OF NON-US LENDER]

                                           By:_______________________________
                                              Name:
                                              Title:

Date:________________

                                                                       EXHIBIT D

                               [FORM OF GUARANTY]

                                      D-1